Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2013

SAN FRANCISCO--(BUSINESS WIRE)--April 24, 2013--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the first quarter of 2013.

Highlights for the First Quarter of 2013

  CAI reported rental revenue for the first quarter of 2013 of $46.6 million, an increase of 44% compared to the first quarter of 2012 and 4% compared to the fourth quarter of 2012, the 12th consecutive quarter of record rental revenue.
  Net income attributable to CAI common stockholders for the first quarter of 2013 was $16.1 million, a 12% increase compared to $14.4 million for the first quarter of 2012. During the quarter CAI took a pre-tax charge of $1.1 million to write off deferred financing costs as a result of the refinancing of several of CAI’s credit facilities which reduced rates and extended maturities. Excluding the write-off of these deferred financing costs and the related tax effects, net income attributable to CAI common stockholders for the first quarter of 2013 was $17.0 million, an 18% increase from the amount reported for the first quarter of 2012.
  CAI reported net income attributable to CAI common stockholders for the first quarter of 2013 of $0.71 per fully diluted share, a 3% decrease compared to $0.73 for the first quarter of 2012. Excluding the write-off of deferred financing costs and the related tax effects, net income per share attributable to CAI common stockholders was $0.75, a 3% increase from the $0.73 reported in the first quarter of 2012.
  During the quarter CAI purchased two portfolios from its managed fleet and entered into a sale leaseback transaction with a shipping customer for a total of approximately 66,000 TEUs ($82 million) of containers. The company also acquired approximately 29,000 TEUs of new containers ($72 million) during the quarter.
  During March 2013, CAI entered into a revised revolving credit facility with a commitment of up to $760 million, extended the term of the facility five years and reduced the interest rate. In addition, CAI issued $229 million of ten year asset-backed notes at a fixed rate of 3.35%. The proceeds from the notes were used to partially pay down both the revolving credit facility and one of the Company’s term loans. As a result, CAI wrote off $1.1 million of previously deferred financing costs during the quarter.

Net income attributable to CAI common stockholders for the first quarter of 2013 was $16.1 million, a 12% increase compared to $14.4 million for the first quarter of 2012. Net income per fully diluted share attributable to CAI common stockholders for the first quarter of 2013 was $0.71, a 3% decrease compared to $0.73 for the first quarter of 2012.

Total revenue for the first quarter of 2013 was a record $51.0 million, compared to $39.4 million for the first quarter of 2012, an increase of 29%. Container rental revenue for the first quarter of 2013 was $46.6 million, compared to $32.5 million for the first quarter of 2012. The increase in container rental revenue was primarily due to an increase in the average number of TEUs of owned containers on lease. Management fee revenue for the first quarter of 2013 was $2.2 million, compared to $4.2 million for the first quarter of 2012, reflecting the reduction in the size of the managed fleet as CAI has acquired a number of its previously managed portfolios during the last twelve months. CAI recognized a gain on the sale of container portfolios of $1.3 million during the first quarter of 2012; no portfolio sales were made in the first quarter of 2013. Finance lease income for the first quarter of 2013 increased to $2.1 million, from $1.5 million in the first quarter of 2012, as a result of new finance leases entered into during the last twelve months. As expected, average fleet utilization decreased slightly due to normal seasonality from 93.4% in the fourth quarter of 2012 to 92.2% in the first quarter of 2013.

Victor Garcia, Chief Executive Officer of CAI, commented, “We continued to report strong results in the first quarter of 2013. During the quarter we successfully completed the purchase of two managed portfolios for a total purchase price of $68 million, which will add to our financial results over the remainder of the year. We were also very active in the refinancing of our existing debt. As a result of our refinancing efforts we wrote off $1.1 million of deferred financing costs but in the process have now fixed interest rates on 57% of our outstanding debt at an average rate of 3.3% and have significantly decreased the cost of our floating rate debt under our revolving credit facility. Excluding the write-off of $1.1 million of deferred financing costs associated with our refinancing activities, our net income was $17.0 million, an 18% increase from the $14.4 million reported in the first quarter of 2012.”

Mr. Garcia continued, “Although utilization, as expected, decreased slightly in the first quarter, it has stabilized in recent weeks, and we remain optimistic about the overall utilization of our fleet for the remainder of 2013 as we are now approaching what has historically been the seasonally stronger part of the year. In terms of investment in new equipment, we still expect 2013 to be a year in which there will be ongoing demand from our customers, however, thus far, inquiries from customers for new container equipment have been slower than we had expected. The extent of the demand for new equipment is uncertain and will depend in part on the strength of overall trade growth and the level of equipment purchases by our customers. Secondary prices of containers remain strong, which we expect to continue through the remainder of the year.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	March 31,	December 31,
	2013	2012
Assets
Current assets
Cash	$27,979	$17,671
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $1,059 and $794 at March 31, 2013 and December 31, 2012, respectively	38,877	32,627
Accounts receivable (managed fleet)	12,436	19,131
Current portion of direct finance leases	12,370	10,625
Prepaid expenses	16,421	11,952
Deferred tax assets	2,189	2,189
Other current assets	250	919
Total current assets	110,522	95,114
Restricted cash	10,018	4,376
Rental equipment, net of accumulated depreciation of $161,114 and $147,654 at March 31, 2013 and December 31, 2012, respectively	1,339,757	1,210,234
Net investment in direct finance leases	73,610	74,929
Furniture, fixtures and equipment, net of accumulated depreciation of $1,314 and $1,254 at March 31, 2013 and December 31, 2012, respectively	1,786	1,847
Intangible assets, net of accumulated amortization of $7,636 and $7,447 at March 31, 2013 and December 31, 2012, respectively	1,198	1,441
Total assets	$1,536,891	$1,387,941

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,549	$5,985
Accrued expenses and other current liabilities	4,254	8,465
Due to container investors	16,285	18,589
Unearned revenue	7,780	7,893
Current portion of debt	67,830	61,044
Current portion of capital lease obligations	2,033	2,242
Rental equipment payable	53,260	2,561
Total current liabilities	156,991	106,779
Debt	972,160	888,990
Deferred income tax liability	39,950	40,051
Capital lease obligations	4,569	5,084
Income taxes payable	192	192
Total liabilities	1,173,862	1,041,096

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 22,143,690 and 22,052,529 shares at March 31, 2013 and December 31, 2012, respectively	2	2
Additional paid-in capital	182,359	181,063
Accumulated other comprehensive loss	(4,096)	(2,917)
Retained earnings	184,764	168,697
Total stockholders' equity	363,029	346,845
Total liabilities and stockholders' equity	$1,536,891	$1,387,941

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
Revenue
Rental revenue	$46,623	$32,487
Management fee revenue	2,230	4,201
Gain on sale of container portfolios	-	1,256
Finance lease income	2,106	1,463
Total revenue	50,959	39,407

Operating expenses
Depreciation of rental equipment	15,333	10,658
Amortization of intangible assets	227	227
Gain on disposition of used rental equipment	(2,636)	(3,095)
Storage, handling and other expenses	4,299	2,006
Marketing, general and administrative expenses	6,188	6,523
(Gain) loss on foreign exchange	(300)	196
Total operating expenses	23,111	16,515

Operating income	27,848	22,892

Interest expense	8,404	5,936
Write-off of deferred financing costs	1,108	-
Interest income	(3)	(5)
Net interest expense	9,509	5,931

Net income before income taxes and non-controlling interest	18,339	16,961
Income tax expense	2,272	2,505

Net income	16,067	14,456
Net income attributable to non-controlling interest	-	(65)

Net income attributable to CAI common stockholders	$16,067	$14,391

Net income per share attributable to CAI common stockholders
Basic	$0.73	$0.75
Diluted	$0.71	$0.73

Weighted average shares outstanding
Basic	22,085	19,295
Diluted	22,668	19,704

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of March 31,
	2013	2012

Owned container fleet in TEUs	790,095	487,300
Managed container fleet in TEUs	301,022	469,560
Total container fleet in TEUs	1,091,117	956,860

Owned railcar fleet in units	1,453	-

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2013	2012

GAAP net income attributable to CAI common stockholders	$16,067	$14,391
Write-off of deferred financing costs	1,108	-
Tax effect of write-off of deferred financing costs	(137)	-
Non-GAAP net income attributable to CAI common stockholders	$17,038	$14,391

Diluted net income per share attributable to CAI common stockholders
GAAP	$0.71	$0.73
Non-GAAP (excluding the write-off of deferred financing costs and related tax effects)	$0.75	$0.73

Weighted average number of common shares used to calculate (in thousands)
GAAP and non-GAAP diluted net income per share attributable to CAI common stockholders	22,668	19,704

Conference Call

A conference call to discuss the financial results for the first quarter of 2013 will be held on Wednesday, April 24, 2013 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q1 2013 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes net income and earnings per share adjusted to exclude the write-off of certain deferred financing costs and related tax effects. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of March 31, 2013, the company operated a worldwide fleet of approximately 1,091,000 TEUs of containers through 16 offices located in 12 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com